Exhibit 99.01

Strayer Education, Inc. Reports Record Fourth Quarter and Full Year 2008 Revenues and Earnings and Record Winter Term 2009 Enrollments

-- Strayer Fourth Quarter Revenues Up 28% --

-- Strayer Fourth Quarter Diluted EPS $1.71, up 28% --

-- Strayer Full Year Diluted EPS $5.67, up 27% --

-- Strayer Winter 2009 Total Enrollments Up 22%/New Students Up 20% --

ARLINGTON, Va.--(BUSINESS WIRE)--February 12, 2009--Strayer Education, Inc. (Nasdaq:STRA) today announced financial results for the three months and year ended December 31, 2008. Financial highlights are as follows:

Three Months Ended December 31

  Revenues for the three months ended December 31, 2008 increased 28% to $114.3 million, compared to $89.1 million for the same period in 2007, due to increased enrollment and a 5% tuition increase which commenced in January 2008.
  Income from operations was $39.4 million compared to $29.2 million for the same period in 2007, an increase of 35%. Operating income margin was 34.5% compared to 32.8% in 2007.
  Net income was $24.2 million compared to $19.5 million for the same period in 2007, an increase of 24%. Diluted earnings per share was $1.71 compared to $1.34 for the same period in 2007, an increase of 28%. Diluted weighted average shares outstanding decreased to 14,143,000 from 14,536,000 for the same period in 2007.

Year Ended December 31

  Revenues for the year ended December 31, 2008 increased 25% to $396.3 million, compared to $318.0 million for the same period in 2007, due to increased enrollment and a 5% tuition increase effective for 2008.
  Income from operations was $126.9 million compared to $97.6 million for the same period in 2007, an increase of 30%. Operating income margin was 32.0% compared to 30.7% in 2007.
  Net income was $80.8 million compared to $64.9 million in 2007, an increase of 24%. Diluted earnings per share was $5.67 compared to $4.47 in 2007, an increase of 27%. Diluted weighted average shares outstanding decreased to 14,242,000 from 14,517,000 in 2007.

“We are pleased with both our fourth quarter and year-end financial results,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We had a successful start to 2009 with the opening of new campuses in Augusta, Georgia and Huntsville, Alabama. We look forward to our new campus openings for the 2009 spring term in three new Strayer markets: Allentown, Pennsylvania; Charleston, West Virginia; and Salt Lake City, Utah.”

Balance Sheet and Cash Flow

At December 31, 2008, the Company had cash, cash equivalents and marketable securities of $107.3 million and no debt. The Company generated $88.6 million from operating activities in 2008 compared to $80.8 million in 2007. The Company’s cash flow from operations for the year ended December 31, 2008 was negatively affected by the timing of the vesting of restricted stock in the fourth quarter of 2008. That negative timing effect, related to tax benefits, will reverse itself in the first quarter of 2009. Capital expenditures in 2008 were $20.7 million compared to $14.9 million in 2007.

During the fourth quarter of 2008, the Company invested $29.9 million to repurchase 138,100 shares of stock at an average price of $216.21 per share as part of a previously announced stock repurchase authorization. During the year ended December 31, 2008, the Company invested $109.1 million to repurchase approximately 603,400 shares of common stock at an average price of $180.86 per share. During the year ended December 31, 2008, the Company paid regular, quarterly dividends of $23.1 million and a special dividend of $28.9 million. The Company also received $10.6 million upon the exercise of 223,000 stock options.

For the fourth quarter of 2008, bad debt expense as a percentage of revenues was 3.8% compared to 3.6% for the same period in 2007. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 14 days at the end of the fourth quarter of 2008, compared to 12 days at the end of the fourth quarter of 2007.

Student Enrollment

Total enrollment at Strayer University for the 2009 winter term increased 22% to 45,697 students compared to 37,323 students for the same term in 2008. Across the Strayer University campus network, new student enrollments increased 20% and continuing student enrollments increased 23%. Global (out of area) online students increased 47%, while students taking 100% of their classes online (including campus based students) increased 25%. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the 2009 winter term increased 24% to 32,771.

Student Enrollment

	Winter 2008	Winter 2009	% Change
Campus Based Students:
New Campuses (25 in operation 3 or less years)
Classroom Students	1,408	3,144	123%
Online Students	2,451	4,528	85%
Total New Campus Based Students	3,859	7,672	99%

Mature Campuses (37 in operation more than 3 years)
Classroom Students	13,660	14,731	8%
Online Students	16,487	18,425	12%
Total Mature Campus Based Students	30,147	33,156	10%
Total Campus Based Students	34,006	40,828	20%
Global Online Students	3,317	4,869	47%
Total University Enrollment	37,323	45,697	22%

Total Students Taking 100% Courses Online	22,255	27,822	25%
Total Students Taking At Least 1 Course Online	26,465	32,771	24%

New Campus Openings

The Company announced today that it has opened three new campuses for the 2009 spring term, all in new markets. The three new campuses are located in Allentown, Pennsylvania; Charleston, West Virginia; and Salt Lake City, Utah. Including the two new campuses successfully opened for the 2009 winter term in Augusta, Georgia and Huntsville, Alabama, the Company has now opened five of the 11 new campuses planned for 2009.

Quarterly Cash Dividends

The Company announced today that its Board of Directors has declared its regular, quarterly cash dividend of $0.50 per share. This dividend will be paid on March 10, 2009 to shareholders of record as of February 26, 2009.

Stock-Based Compensation Activity

In February 2009, the Company’s Board of Directors approved grants of 253,142 shares of restricted stock to certain employees. Robert Silberman, Chairman and Chief Executive Officer, was granted 183,680 of these shares of restricted stock, none of which vest until February 10, 2019, subject to the satisfaction of certain academic and financial performance criteria. Karl McDonnell, President and Chief Operating Officer, was granted 45,920 of these shares of restricted stock, none of which vest until February 10, 2014, subject to the satisfaction of the same performance criteria that apply to Mr. Silberman’s grant. The remaining 23,542 shares of restricted stock were granted to certain employees pursuant to the Company’s existing annual equity compensation plan, none of which vest until February 10, 2012. Mr. Silberman and Mr. McDonnell do not participate in the employee annual equity compensation plan. The Company’s stock price closed at $217.77 on the date of these restricted stock grants.

Shares and Options Outstanding

At December 31, 2008, the Company had 14,089,189 common shares issued and outstanding and 167,084 stock options outstanding with a weighted average exercise price of $102.98 and a remaining weighted average contractual life of 3.8 years.

Business Outlook

Based on the strong enrollment growth announced for the 2009 winter term and the planned investments in opening new campuses, the Company estimates first quarter 2009 diluted EPS will be in the range of $1.96 to $1.98.

2009 Annual Meeting of Stockholders

The Company announced today that its 2009 annual meeting of stockholders will take place on Tuesday, April 28, 2009 in Ashburn, Virginia at Strayer University’s Loudoun Campus. The record date for this annual meeting will be Thursday, March 5, 2009.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its fourth quarter 2008 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 4098443) starting at 1:00 p.m. (ET) today and will be available through Tuesday, February 17, 2009, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, and public administration to more than 45,000 working adult students at 65 campuses in 14 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	(unaudited)
	2007	2008	2007	2008

Revenues	$89,131	$114,281	$318,012	$396,275
Costs and expenses:
Instruction and educational support	29,637	35,737	108,852	130,836
Selling and promotion	16,635	21,353	60,760	76,162
General and administration	13,658	17,756	50,843	62,426
Income from operations	29,201	39,435	97,557	126,851
Investment and other income	1,712	801	6,495	4,527
Income before income taxes	30,913	40,236	104,052	131,378
Provision for income taxes	11,417	16,034	39,115	50,570
Net income	$19,496	$ 24,202	$ 64,937	$ 80,808
Net income per share:
Basic	$1.37	$1.73	$4.56	$5.77
Diluted	$1.34	$1.71	$4.47	$5.67
Weighted average shares outstanding:
Basic	14,242	13,953	14,248	14,015
Diluted	14,536	14,143	14,517	14,242
Common dividends per share (paid):
Regular	$0.38	$0.50	$1.31	$1.63
Special	-	-	-	$2.00

The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months ended December 31,		For the year ended December 31,
	(unaudited)
	2007	2008	2007	2008
Instruction and educational support	$ 170	$ 263	$ 680	$ 1,218
Selling and promotion	164	215	634	867
General and administration	2,254	1,847	8,893	9,042
Total stock-based compensation expense	$ 2,588	$ 2,325	$10,207	$11,127

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2007	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$95,036	$56,379
Marketable securities available for sale, at fair value	76,299	50,952
Tuition receivable, net of allowances for doubtful accounts of $3,206 and $4,776 in 2007 and 2008, respectively	100,651	131,458
Income taxes receivable	-	3,534
Other current assets	4,097	7,175
Total current assets	276,083	249,498
Property and equipment, net	57,946	66,304
Deferred income taxes	8,830	7,799
Restricted cash	500	500
Other assets	419	462
Total assets	$343,778	$324,563

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,682	$17,099
Accrued expenses	3,303	4,567
Income taxes payable	4,754	-
Dividends payable	28,853	-
Unearned tuition	91,476	114,872
Other current liabilities	281	281
Total current liabilities	144,349	136,819
Long-term liabilities	10,922	11,663
Total liabilities	155,271	148,482
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,426,634 and 14,089,189 shares issued and outstanding as of December 31, 2007 and 2008, respectively	144	141
Additional paid-in capital	87,080	17,185
Retained earnings	101,102	158,834
Accumulated other comprehensive income (loss)	181	(79)
Total stockholders’ equity	188,507	176,081
Total liabilities and stockholders’ equity	$343,778	$324,563

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended December 31,
	2007	2008
Cash flows from operating activities:
Net income	$64,937	$80,808
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	51	-
Amortization of gain on sale of assets	(148)	(281)
Amortization of deferred rent	(115)	(525)
Gain on sale of marketable securities	-	(785)
Depreciation and amortization	8,523	10,761
Deferred income taxes	(5,700)	226
Stock-based compensation	9,834	10,561
Changes in assets and liabilities:
Tuition receivable, net	(19,898)	(30,807)
Other current assets	617	(2,217)
Other assets	(55)	(43)
Accounts payable	2,911	2,955
Accrued expenses	1,473	1,264
Income taxes payable/receivable	12,453	9,745
Excess tax benefits from stock-based payment arrangements	(12,678)	(18,033)
Unearned tuition	17,580	23,396
Deferred lease incentives	968	1,547
Net cash provided by operating activities	80,753	88,572
Cash flows from investing activities:
Purchases of property and equipment	(14,869)	(20,657)
Proceeds from the sale of property and equipment	5,754	-
Purchases of marketable securities	-	(50,969)
Proceeds from the sale of marketable securities	-	76,785
Net cash (used in) provided by investing activities	(9,115)	5,159
Cash flows from financing activities:
Regular common dividends paid	(19,027)	(23,076)
Special common dividends paid	-	(28,853)
Proceeds from exercise of stock options	15,178	10,633
Excess tax benefits from stock-based payment arrangements	12,678	18,033
Repurchase of common stock	(38,094)	(109,125)
Net cash used in financing activities	(29,265)	(132,388)
Net increase (decrease) in cash and cash equivalents	42,373	(38,657)
Cash and cash equivalents – beginning of period	52,663	95,036
Cash and cash equivalents – end of period	$95,036	$56,379

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$2,349	$811

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and
Chief Financial Officer
703-247-2514
or
Sonya Udler, Senior Vice President,
Corporate Communications
703-247-2517
sonya.udler@strayer.edu